Exhibit 99.2

Elevation Oncology Secures $50 Million Loan Facility with K2 HealthVentures

•	Initial tranche supports the exclusive license of EO-3021 (SYSA1801) outside of Greater China from CSPC Pharmaceutical Group and execution of Company’s pipeline

NEW YORK, JULY 28, 2022 -- Elevation Oncology, Inc. (Nasdaq: ELEV), a clinical stage biopharmaceutical company focused on the development of precision oncology products for patients with genomically defined cancers, today announced that it has secured a $50 million senior secured loan facility from funds managed by K2 HealthVentures, a leading healthcare-focused investment firm. The initial proceeds from the facility will primarily support the exclusive license of EO-3021 (SYSA1801) outside of Greater China from CSPC Pharmaceutical Group and the execution of the Company’s pipeline.

“This financing supports the expansion of our clinical oncology pipeline with an exciting new opportunity in precision oncology, furthering our mission to bring important new medicines to patients in need,” said Joseph Ferra, Chief Financial Officer of Elevation Oncology. “We are pleased to partner with K2 HealthVentures, a premier partner known for its strategic investments in promising healthcare companies and assets, and we believe this transaction speaks to the significant potential of both seribantumab and EO-3021.”

Austin Sherwindt, Managing Director at K2 HealthVentures, stated: “We are excited to partner with Elevation Oncology, and provide the company with enhanced financial flexibility to expand and diversify its portfolio, expand its commercial potential and address significant unmet needs in oncology. We believe in the power of precision oncology and the long-term potential of Elevation Oncology’s pipeline development approach, and we look forward to continuing to partner with the company as it advances its clinical stage assets and further expands its precision-based portfolio of medicines.”

The facility provides Elevation Oncology with up to $50 million in borrowing capacity in two tranches, with an initial tranche of $30 million available immediately.  A second tranche, consisting of up to $20 million, will be available to Elevation Oncology in the future, subject to mutual agreement by Elevation Oncology and K2 HealthVentures.

Elevation Oncology plans to use the initial proceeds from the facility primarily to fund a one-time, upfront payment of $27 million to license EO-3021 (SYSA1801) from CSPC Pharmaceutical Group. Elevation Oncology expects to use any future proceeds from the facility to support the continued development of EO-3021 and seribantumab, for additional pipeline expansion, and for general corporate purposes. Following the licensing of EO-3021 and the initial tranche of the loan facility, Elevation Oncology expects its cash, cash equivalents and marketable securities to fund current operations into 2024.

About Elevation Oncology, Inc.

Elevation Oncology is founded on the belief that every patient living with cancer deserves to know what is driving the growth of their disease and have access to therapeutics that can stop it. We aim to make genomic tests actionable by selectively developing drugs to inhibit the specific alterations that have been identified as drivers of tumor growth. Together with our peers, we work towards a future in which each tumor's unique genomic test result can be matched with a purpose-built precision medicine to enable an individualized treatment plan for each patient. Our most advanced candidate, seribantumab, is intended to inhibit tumor growth driven by NRG1 fusions and is currently being evaluated in the Phase 2 CRESTONE study for patients with solid tumors of any origin that have an NRG1 gene fusion. Details on CRESTONE are available at www.NRG1fusion.com. Our other product candidate, EO-3021, is a differentiated, clinical stage antibody drug conjugate that targets Claudin18.2 and is currently being developed for the treatment of genomically defined solid tumors. For more information, visit www.ElevationOncology.com.

About K2 HealthVentures

K2 HealthVentures is an alternative investment firm focused on providing flexible, long-term financing solutions to innovative private and public companies in the life sciences and healthcare industries. The investment team comprises collaborative, experienced professionals with diverse backgrounds in finance and operations, as well as deep domain knowledge across various healthcare sectors. A uniquely flexible, permanent capital structure enables the firm to provide creative, adaptive financing solutions and meet the evolving capital needs of its portfolio companies as they grow. K2HV is driven by dual goals of Profit and Purpose—aiming to fuel the growth of innovative companies that will ultimately improve the lives of patients and giving a percentage of investment profits back to underserved areas in healthcare. For more information, visit www.k2hv.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, expectations relating to Elevation Oncology’s use of proceeds from the loan facility, Elevation Oncology’s anticipated preclinical and clinical development activities, potential benefits of Elevation Oncology’s product candidates, and Elevation Oncology’s expectations about its cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as "aim," "anticipate," "believe," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "might," "plan," "potential," "possible," "will," "would," and other words and terms of similar meaning.  Although Elevation Oncology believes that the expectations reflected in such forward-looking statements are reasonable, Elevation Oncology cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Elevation Oncology's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Elevation Oncology's ability to advance its product candidates, the timing and results of preclinical studies and clinical trials, approvals and commercialization of product candidates, the receipt and timing of potential regulatory designations, the impact of the COVID-19 pandemic on Elevation Oncology's business, Elevation Oncology's ability to fund development activities and achieve development goals, Elevation Oncology's ability to protect intellectual property, Elevation Oncology's ability to establish and maintain collaborations with third parties and other risks and uncertainties described under the heading "Risk Factors" in documents Elevation Oncology files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Elevation Oncology undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Elevation Oncology Investor and Media Contact

Candice Masse, 978-879-7273

Senior Director, Corporate Communications & Investor Relations

cmasse@elevationoncology.com